SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  April 27, 1999




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                 63134
(Address of principal executive offices)             (ZIP Code)


Registrant's telephone number,                    (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued April 27, 1999. The relevant portion of the text of that release was as follows:

(*) Indicates registered trademark

                MOLECULAR BIOSYSTEMS TRANSFERS OPTISON(*)
                    MANUFACTURING TO MALLINCKRODT

Amended Agreement Emphasizes Strengths of Both Companies; MBI To
Focus on Product Development, Mallinckrodt To Market and Manufacture
OPTISON

San Diego, California, and St. Louis, Missouri, April 27, 1999 - Molecular Biosystems, Inc. (NYSE: MB) and Mallinckrodt Inc. (NYSE:
MKG) announced today their agreement to transfer the manufacture of OPTISON, the only advanced generation cardiac ultrasound imaging agent commercially available in the United States and Europe, from MBI to Mallinckrodt under an amendment to their existing research support and distribution agreement.

In addition to the transfer of manufacturing, the amended agreement extends Mallinckrodt's responsibility for funding clinical trials to include all cardiology, as well as radiology, clinical trials for OPTISON in the United States. Under the amended agreement, MBI will continue to conduct all cardiology trials for OPTISON and will assume responsibility for conducting radiology trials in the United States.

Bradley J. Fercho, president of Mallinckrodt's Imaging Group, and
Bobba Venkatadri, MBI president and chief executive officer, emphasized that the amended agreement will capitalize on each company's key strengths and is expected to be financially rewarding for both companies.

"MBI expects to significantly reduce its expenses as a result of Mallinckrodt's agreement to manufacture OPTISON and contribute more to clinical trial expenses," Venkatadri, said. "This realignment enables both companies to concentrate on what each company does best, and will help us to conserve our cash for our long-term growth strategy. We will focus on expanding OPTISON labeling for new indications and aggressively pursue the development of MB-840, our liver-specific CT imaging agent. Equally important, we are confident that the proven manufacturing capabilities at Mallinckrodt will help OPTISON continue to develop and penetrate the ultrasound contrast market, estimated to be approximately $1 billion within five to seven years."

Fercho said, "The amended agreement will draw on the proven manufacturing expertise at Mallinckrodt and will allow MBI to focus on its core strengths in product development."

Under the terms of the amended agreement, which is retroactive to March 1, 1999, Mallinckrodt will reimburse MBI for all manufacturing expenses, including incremental costs related to the technology transfer. In exchange for the transfer of manufacturing and increased financial support of clinical trials for OPTISON, MBI will receive a reduced royalty rate on product sales of OPTISON.

Developed by MBI and marketed in the United States and Europe by Mallinckrodt, OPTISON is used in more than 1,600 hospitals and cardiology group practices in the United States, Germany, Spain and the United Kingdom.

Molecular Biosystems, based in San Diego, California, is a world leader in developing contrast agents for diagnostic imaging. The company's innovative product, OPTISON, enables improved diagnosis of heart disease through clearer ultrasound images.

Based in St. Louis, Missouri, Mallinckrodt has three healthcare product groups - Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1998 sales of $2.4 billion.

This news release contains forward-looking statements that involve risks and uncertainties. Among the factors that could result in a materially different outcome are: the failure of OPTISON to gain market acceptance either in the U.S. or other markets; an adverse result in MBI's and Mallinckrodt's pending patent lawsuits or an adverse ruling by the PTO in the pending patent reexaminations; delays and expenses incurred in establishing OPTISON manufacturing at Mallinckrodt's facility and other risk factors reported from time to time in MBI's and Mallinckrodt's filings with the Securities and Exchange Commission.

For More Information on Molecular Biosystems by Fax, Dial
888-329-4007, or Visit its Website: www.mobi.com

For More Information on Mallinckrodt, Visit its Website:
www.mallinckrodt.com


                                # # #

Mallinckrodt Inc.


/s/ Roger A. Keller
--------------------------
ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: April 27, 1999